Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Patrick Waddy
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL SECOND QUARTER RESULTS
RAISES FISCAL 2007 REVENUE AND NET INCOME GUIDANCE

NORCROSS, GA. (January 3, 2007) — Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal second quarter ended November 30, 2006.

Revenue for the fiscal second quarter was a record $54.4 million, up 24% from $44.0 million in the same period last year. Of the $10.4 million total increase in revenues, approximately $1.0 million came from instrument, warranty and service revenue in the United States, approximately $5.3 million came from price increases in the United States, approximately $1.7 million came from volume increases in the United States, approximately $1.7 million came from sales increases including instrument revenues outside the United States, and the effect of the change in the Euro, Japanese Yen, and Canadian dollar exchange rates increased sales by approximately $0.7 million. Gross margin improved during the quarter to 69.5% up from 64.8% in the prior year quarter.

Net income for the second quarter was a record $14.1 million, up 75% from $8.1 million for the same quarter last year. Diluted earnings per share totaled $0.20 on 70.5 million weighted average shares outstanding, up from $0.11 on 71.5 million weighted average shares outstanding for the same period last year. The prior year quarter was negatively impacted by the decision to consolidate our manufacturing operations which resulted in a restructuring charge of $2.5 million in that period. The adoption on June 1, 2006 of SFAS 123R, related to accounting for stock-based compensation, resulted in a reduction of net income before tax and net income of approximately $0.9 million and $0.7 million, respectively, for the quarter ended November 30, 2006. Prior period share and per share amounts have been adjusted to reflect the 3-for-2 stock split distributed on May 15, 2006.

Sales of instruments were $4.9 million in the second quarter of fiscal 2007, an increase from $3.0 million in the fiscal 2006 second quarter. As of November 30, 2006, deferred instrument revenues, including deferred service revenues, totaled $17.4 million, an increase of $0.3 million in the second quarter compared to an increase of $1.0 million in the quarter ended August 31, 2006. Eight instruments were sold in the United States in the second quarter compared to fifteen in the preceding quarter. The revenues on most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. However, we record the entire cost of sales on these instruments when contractual obligations are completed, typically when the instruments are operationally qualified. We expect that the number of instruments that will be sold in each of the last two quarters of the fiscal year will be higher than in the second quarter; consequently we expect that our cost of sales on instruments will increase and that our instrument margins will decrease. The Company recently signed a supply agreement with Quest Diagnostics and we expect that up to 27 Galileo instruments may be ordered by Quest in this fiscal year.

Reagent gross margin grew to 76.7% during the second quarter of fiscal 2007 compared to 70.5% in the same period last year. The previously mentioned price increases and manufacturing efficiencies were responsible for this improvement.

“We are extremely pleased with our quarterly results,” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. “All-time highs were achieved in revenues and net income for the quarter. This quarter marked the twelfth consecutive quarter of record revenues. Our strategies to grow our business and the execution of our plan continue to generate outstanding results in terms of revenues, margins and net income. We expect to increase gross margin to over 70% by the first quarter of fiscal 2009.”

Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our expected launch of the Galileo ECHOTM in the United States and Europe in the fourth quarter of fiscal 2007 we believe we can achieve future market share gains and revenue growth through continued Galileo® placements and the launch of the Galileo ECHOTM. This expected launch date is dependent on our assumption that our submission to the FDA is made by the third quarter of fiscal 2007 and assumes that FDA clearance is granted within 90 days of that submission. We previously announced that the Company has commenced research and development work on a second generation Galileo and we expect that improvements in the second generation Galileo will extend by several years the life of the instrument in the market. As of November 30, 2006, the Company had received purchase orders for a total of 427 Galileo instruments worldwide (an increase of 41 in the quarter), including 266 in Europe, 159 in North America and 2 in Japan, and 355 of these instruments were generating reagent revenues, an increase of 38 in the quarter.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased approximately $5.9 million to $37.4 million, a 19% increase over the prior year quarter. Sales of Capture products increased approximately $2.5 million to $11.0 million, a 30% increase over the prior year quarter.

-The gross margin on traditional reagents was 74.9% for the current quarter, compared with 68.4% in the prior year quarter. The increase in gross margin is primarily due to price increases in the United States.  The gross margin on Capture® products was 82.9% for the current quarter, compared with 78.6% in the prior year quarter.  The gross margin on human collagen sales was 23.4% during the quarter, compared with 31.1% in the prior year quarter.

-Sales of instruments were $4.9 million in the second quarter of fiscal 2007 compared to $3.0 million in the second quarter of 2006. The gross margin on instruments, including the impact of the cost of providing service, was 9.1% for the current quarter, compared to 0.2% for the same quarter last year.

-The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.7 million for the second quarter of fiscal 2007 as compared with the prior year quarter.  The effect on net income of the change in the Euro, Japanese Yen, and Canadian dollar exchange rates was an increase of approximately $0.1 million in the current quarter ended November 30, 2006 as compared to the prior year quarter.

-Distribution expenses increased by $0.4 million in the second quarter and selling and marketing expenses increased by $1.6 million as compared to the prior year quarter. Selling and marketing expenses in the United States were impacted by headcount increases of $0.3 million, an increase in convention expenses of $0.2 million, an increase in travel costs of $0.2 million, and an increase in stock-based compensation expense of $0.2 million related to the adoption of SFAS 123R. General and administrative expenses increased by $0.4 million for the second quarter of fiscal 2007 as compared to the prior year quarter, due to a $0.6 million increase in stock based compensation expense that resulted from the adoption of SFAS 123R. Research and development expenses increased by $0.6 million to $1.8 million in the second quarter, an increase of 50% over the prior year quarter. Payroll taxes on stock option exercises and stock-based compensation expense resulted in $0.2 million of the increase in research and development expenses and costs associated with the work on the second generation Galileo resulted in a $0.2 million increase. Restructuring costs were $0.2 million in the second quarter a decrease of $2.3 million compared to the prior year quarter.

-Cash, cash equivalents and marketable securities totaled $75.2 million at the end of the current quarter compared to $70.4 million at the end of the prior quarter and $55.7 million at May 31, 2006. Cash was negatively impacted in the current quarter by the timing of income tax installments as the combined decrease in income taxes payable and increase in income taxes receivable was $15.1 million.

2007 Updated Guidance

The following guidance reflects Immucor’s expectations as of January 3, 2007 and is being provided so that the company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ from management’s expectations.

The Company now expects revenues for the fiscal year ending May 31, 2007 to range from $214.0 million to $218.0 million, compared with the Company’s previous guidance of $204.0 million to $212.0 million.  Gross margin is expected to be in the range of 67.0% to 68.0% unchanged from the Company’s previous estimate. Net income is expected to be in the range of $53.0 million to $55.5 million, compared with the Company’s previous guidance of $48.5 million to $52.0 million. We now expect to generate earnings per diluted share in the range of $0.75 to $0.78 for the fiscal year compared with the Company’s previous estimate of $0.69 to $0.74. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions: with respect to revenues, the company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of the Galileo instrument in North America and Europe, and the reagent growth associated with these instrument placements.

Immucor, Inc. will host a conference call January 4, 2007 at 8:30 a.m. (EST) to review these results.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Patrick Waddy, Chief Financial Officer, and Edward L. Gallup. The call will focus on the results for the second quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Waddy or Gallup during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us — Press Releases.”

To participate in the telephone conference call, dial 1-877-546-1570, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on January 04, 2007 by calling 1-800-933-2942.  Beginning January 11, 2007, audio of the conference call or a transcript of the audio will be available on the “About Us — Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents; product development or regulatory obstacles including delays in completing the development of the  Galileo Echo™; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2006	2005	2006	2005

NET SALES	$54,426	$44,025	$105,466	$86,459
COST OF SALES	16,583	15,484	33,087	31,223
GROSS PROFIT	37,843	28,541	72,379	55,236

OPERATING EXPENSES
Research and development	1,808	1,208	3,034	2,463
Selling and marketing	6,755	5,195	12,314	10,410
Distribution	2,380	1,931	4,668	3,782
General and administrative	5,291	4,888	10,513	10,710
Restructuring expenses	182	2,457	569	2,457
Amortization expense and other	86	96	173	167
Total operating expenses	16,502	15,775	31,271	29,989

INCOME FROM OPERATIONS	21,341	12,766	41,108	25,247

OTHER INCOME (EXPENSE)
Interest income	645	233	1,163	416
Interest expense	(111)	(183)	(229)	(342)
Other income (loss)	154	(153)	94	(70)
Total other	688	(103)	1,028	4

INCOME BEFORE INCOME TAXES	22,029	12,663	42,136	25,251
PROVISION FOR INCOME TAXES	7,927	4,608	15,301	9,191
NET INCOME	$14,102	$8,055	$26,835	$16,060

Earnings per share:
Per common share - basic	$0.21	$0.12	$0.39	$0.24
Per common share - assuming dilution	$0.20	$0.11	$0.38	$0.22

IMMUCOR, INC.

Selected Condensed Consolidated Balance Sheet Items

(Amounts in thousands)

	November 30, 2006	May 31, 2006
	(unaudited)

Cash	$74,523	$54,103
Accounts receivable - trade	41,269	37,199
Inventory	22,615	20,651
Total current assets	151,157	120,792
Property and equipment - net	27,437	25,684
Total assets	224,478	191,687

Accounts payable	6,307	7,271
Total current liabilities	25,254	27,909
Other liabilities	19,790	19,907
Shareholders’ equity	179,434	143,871